EXHIBIT (d)

                                 Form of Policy

            Flexible Premium Variable Universal Life Insurance Policy

                                Nonparticipating

                                             For Customer Service contact us at:

      [Ameritas Life Insurance Corp. Logo]                  PO Box 81889
                    LIFE INSURANCE CORP.                    Lincoln, NE 68501
                         A UNIFI Company                    Or
                                                            5900 "0" Street
                         A STOCK COMPANY                    Lincoln, NE 68510
                  A NEBRASKA CORPORATION
                                                            1-800-745-1112
                                                            Fax: 1-402-467-7335

                      Insured:               John Doe
                      PolicyNumber:          0123456789



We will pay the death benefit proceeds to the beneficiary when we receive satisfactory proof of death of the insured while this policy is in force, subject to the terms of this policy.

LOOK AT THE APPLICATION FORMS. This policy is issued based on payment of the initial premium and the answers in the application (see copy attached). If all answers are not true and complete, this policy may be affected. If any past medical history has been omitted, please notify us within ten (10) days from the date this policy is delivered to you.

PLEASE READ THIS POLICY CAREFULLY. This policy is a legal contract between you and 4meritas Life Insurance Corp.

10-DAY RIGHT TO EXAMINE THIS POLICY. It is important to us that you are satisfied with this policy. You have 10 days to review this policy after you receive it. If you are dissatisfied with it for any reason, you may return it to the selling agent or to us for a refund within: 1) ten days from the date it is delivered to you (30 days if this is a replacement for an existing policy); or,
2) forty-five days after the application is signed, whichever is later. In such case, this policy will be void from the beginning. We will refund the premiums paid minus policy debt and partial withdrawals.

          Signed for Ameritas Life Insurance Corp. at Lincoln, Nebraska

                  Jan M. Connolly                JoAnn M. Martin
                       Secretary                     President



YOU MAY ALLOCATE PREMIUMS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT. THE PORTION OF YOUR ACCOUNT VALUE THAT IS ALLOCATED TO THE SUBACCOUNTS WILL FLUCTUATE WITH THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS. THERE IS NO MINIMUM GUARANTEE ON THAT PORTION OF YOUR ACCOUNT VALUE. DEPENDING ON THE DEATH BENEFIT OPTION YOU SELECT, THE DEATH BENEFIT MAY BE FIXED, OR IT MAY VARY WITH THE INVESTMENT EXPERIENCE OF THE INVESTMENT OPTIONS YOU SELECT. THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT SECTION.

TABLE OF CONTENTS

POLICY SCHEDULE ...........................................................3
DEFINITIONS ...............................................................4
OWNERSHIP .................................................................5
BENEFICIARY ...............................................................5
DEATH BENEFIT .............................................................6
         Death Benefit Proceeds............................................6
         Death Benefit Options.............................................6
         Death Benefit Option Changes......................................6
         Specified Amount Changes..........................................6
PREMIUMS ..................................................................7
         Payment of Premium................................................7
         Allocating Premium................................................7
INVESTMENT OPTIONS ........................................................8
         Separate Account..................................................8
         Subaccounts.......................................................8
         Unit Value........................................................8
         Valuation of Assets...............................................8
         Fees Charged by the Portfolios....................................8
         Substitution of Portfolios........................................8
         Fixed Account.....................................................9
ACCOUNT VALUE .............................................................9
         Account Value - Subaccounts.......................................9
         Account Value - Fixed Account.....................................9
         Account Value - Loan Account......................................9
TRANSFERS .................................................................10
         Subaccount Transfer...............................................10
         Fixed Account Transfer............................................10
POLICY FACTORS ............................................................10
         Monthly Deduction................................................ 10
         Cost of Insurance.................................................10
         Specified Amount Charge...........................................10
         Policy Cost Factors...............................................11
ACCESSING POLICY VALUES ...................................................11
         Loans.............................................................11
         Partial Withdrawal................................................11
         Cash Surrender....................................................12
KEEPING THE POLICY IN FORCE ...............................................12
         Grace Period......................................................12
         Minimum No-Lapse Period...........................................12
         Reinstatement.....................................................12
GENERAL PROVISIONS ........................................................13
         Entire Contract...................................................13
         Nonparticipating Policy...........................................13
         Reliance..........................................................13
         Incontestability..................................................13
         Suicide...........................................................13
         Policy Changes....................................................13
         Annual Report.....................................................13
         Illustrative Report...............................................13
         Delay of Payments.................................................13
         Time Period for Special Transfer..................................14
         Termination.......................................................14
         Conformity with Laws..............................................14
         Misstatement of Age or Gender.....................................14
         Assignment........................................................14

  POLICY SCHEDULE

  Policy Number:                       [0123456789]

  Insured:                             [John Doe]

  Issue Age and Gender:                [35, Male]

  Owner:                               [John Doe]

  Policy Date:                         [December 1, 2008]
  Issue Date:                          [December 1, 2008]

  Specified Amount:                    $[100,000]

  Minimum Specified Amount:            $[50,000]

  Death Benefit Option:                [A]

  Rate Class:                          [Standard Nontobacco]
  Basis of Values:                     2001 CSO [Male Nonsmoker] Mortality Table
                                       Age Nearest Birthday

Fixed Account Minimum Credited Rate:   [3.00]% Annually, [0.24663]% Monthly

  Planned Periodic Premium:            $[802.00]
  Planned Premium Frequency:           [Annual]
  Initial Premium:                     $[802.00]

  Monthly Minimum No-Lapse Premium:    $[36.00]
  Minimum No-Lapse Period:             [10] years from the policy date


  It is possible that coverage may expire prior to the death of the insured if premiums paid and investment experience are insufficient to continue coverage to such date.

POLICY SCHEDULE

          MAXIMUM MONTHLY COST OF INSURANCE RATES AND CORRIDOR FACTORS


                Maximum                                   Maximum                                  Maximum
                Cost of                                   Cost of                                  Cost of
 Attained     Insurance     Corridor        Attained    Insurance     Corridor      Attained     Insurance     Corridor
      Age          Rate       Factor             Age         Rate       Factor           Age          Rate       Factor
      [35       0.09083         2.50             76       3.67750         1.05           117      71.00417         1.01
       36       0.09583         2.50             77       4.07417         1.05           118      74.93500         1.01
       37       0.10000         2.50             78       4.53750         1.05           119      79.10167         1.01
       38       0.10750         2.50             79       5.07250         1.05           120      83.33333         1.01
       39       0.11417         2.50             80       5.65583         1.05          121+      00.00000        1.01]
       40       0.12167         2.50             81       6.32000         1.05
       41       0.13167         2.43             82       7.01167         1.05
       42       0.14417         2.36             83       7.75750         1.05
       43       0.15833         2.29             84       8.58333         1.05
       44       0.17500         2.22             85       9.50583         1.05
       45       0.19417         2.15             86      10.52833         1.05
       46       0.21250         2.09             87      11.64500         1.05
       47       0.23250         2.03             88      12.84167         1.05
       48       0.24417         1.97             89      14.10417         1.05
       49       0.25750         1.91             90      15.42167         1.05
       50       0.27667         1.85             91      16.66083         1.04
       51       0.29917         1.78             92      17.95250         1.03
       52       0.33000         1.71             93      19.31500         1.02
       53       0.36333         1.64             94      20.75417         1.01
       54       0.40583         1.57             95      22.26583         1.01
       55       0.45833         1.50             96      23.64917         1.01
       56       0.51167         1.46             97      25.12417         1.01
       57       0.56917         1.42             98      26.69833         1.01
       58       0.61833         1.38             99      28.37833         1.01
       59       0.67500         1.34            100      30.17500         1.01
       60       0.74333         1.30            101      31.60083         1.01
       61       0.82667         1.28            102      33.12000         1.01
       62       0.92833         1.26            103      34.73667         1.01
       63       1.04250         1.24            104      36.45667         1.01
       64       1.16250         1.22            105      38.26083         1.01
       65       1.28917         1.20            106      40.17917         1.01
       66       1.41750         1.19            107      42.21833         1.01
       67       1.54750         1.18            108      44.38583         1.01
       68       1.68750         1.17            109      46.68833         1.01
       69       1.83250         1.16            110      49.13250         1.01
       70       2.00833         1.15            111      51.72833         1.01
       71       2.20500         1.13            112      54.48333         1.01
       72       2.46333         1.11            113      57.40917         1.01
       73       2.73583         1.09            114      60.51250         1.01
       74       3.02250         1.07            115      63.80583         1.01
       75       3.33583         1.05            116      67.29917         1.01

Note: Cost of Insurance Rates are per $1,000 of net amount at risk.

To comply with section 7702 of the Internal Revenue Code, the total death benefit for this policy will not be less than the account value multiplied by the applicable corridor factor above.


                                       3a

POLICY SCHEDULE

                             MAXIMUM EXPENSE CHARGES

(1)               Premium Charge: [5.00]% of each premium collected

(2) Risk Charge: [0.0024590]% daily ([0.90]% annually) of the account value in the subaccounts for policy years 1-15; [0.0008197]% daily ([0.30]% annually) of the account value in the subaccounts for policy years 16+

(3)               Monthly Administrative Charge: $[10.00] per month
(4)               Monthly Specified Amount Charge:

                                   Monthly Specified
  Policy Year                          Amount Charge

           1                                 $[5.97]
           2                                $[16.22]
           3                                $[16.22]
           4                                $[16.22]
           5                                $[16.22]
           6                                $[16.22]
           7                                $[12.98]
           8                                 $[9.74]
           9                                 $[6.49]
          10                                 $[3.25]
          11+                                $[0.00]

(5) Surrender Charge:

 Policy Year                        Surrender Charge

           1                               $[802.00]
           2                             $[1,203.00]
           3                             $[1,203.00]
           4                             $[1,203.00]
           5                             $[1,203.00]
           6                             $[1,052.00]
           7                               $[902.00]
           8                               $[751.00]
           9                               $[601.00]
          10                               $[451.00]
          11                               $[300.00]
          12                               $[150.00]
          13+                                $[0.00]


In the event of an increase in the specified amount, the surrender charges and the monthly specified amount charge will increase. You will receive a revised policy schedule reflecting the increase.

                                       3B

POLICY SCHEDULE

Minimum increase in specified amount: $[25,000]

Minimum decrease in specified amount: $[1,000]

Minimum partial withdrawal amount: $[100]

Maximum partial withdrawal fee: $[50]

Maximum transfer charge: $0 for the first 15 each policy year, then $10 each thereafter

Minimum subaccount transfer amount: $[250] or the account value in the subaccount, if less

Minimum subaccount balance: $[100]

Maximum attained age for an increase or reinstatement: [85]


The maximum loan interest rate is [4.00]%. The maximum preferred loan interest rate is [3.50]%. The interest rate credited on any loaned portion of the account value will be [3.00]%. These interest rates are annual effective rates.

                                       3C

This is a flexible premium variable universal life insurance policy with an adjustable death benefit. We will pay the death benefit proceeds to the beneficiary if the insured dies while this policy is in force, subject to the terms of this policy.

As variable life insurance, this policy is a security and must be sold pursuant to a prospectus registered with the Securities and Exchange Commission (SEC). We encourage you to read the prospectus together with the policy.

DEFINITIONS

(Defined terms appear in italics throughout this policy.)

ACCOUNT VALUE / ACCUMULATION VALUE / POLICY VALUE. Means the sum of net premiums paid, minus partial withdrawals, minus policy charges, plus interest credited to the fixed account and the loan account, adjusted for gains or losses in the subaccounts. The account value is comprised of amounts in the subaccounts, the fixed account, and the loan account.

ACCUMULATION UNIT. Means an accounting unit of measure used to calculate the account value allocated to a subaccount of the Separate Account. It is similar to a share of a mutual fund.

ANNUAL DATE. Means the same date each year as the policy date.

ATTAINED AGE. Means the issue age plus the number of completed policy years. With respect to any increase in specified amount, attained age means the issue age for the increase plus the number of complete years since the increase.

BUSINESS DAY. Means each day that the New York Stock Exchange is open for trading.

CASH SURRENDER VALUE. Means the account value, minus the surrender charge, minus any policy debt. INSURED. Means the person shown on the policy schedule upon whose life this policy is issued.

INVESTMENT OPTIONS. Means collectively the subaccounts and the fixed account. You may allocate net premiums and reallocate account value among the investment options.

ISSUE AGE. Means the insured's age as of the birthday nearest to the policy date. With respect to any increase in specified amount, issue age means the insured's age as of the birthday nearest to the date of the increase.

ISSUE DATE. Means the date on which the suicide and incontestability periods begin. If we have received the initial premium from you, the issue date will also be the date when you have life insurance coverage with us. If we have not received the initial premium from you, you WILL NOT have coverage until the date on which we receive the initial premium from you.

MINIMUM NO-LAPSE PREMIUM. Means the amount that must be paid on a cumulative basis to keep this policy in force during the minimum no-lapse period as shown on the policy schedule.

MONTHLY DATE. Means the same date of each month as the policy date.

MONTHLY DEDUCTION. Means a charge made against the account value on each monthly date for the coverage provided by this policy and any attached riders.

NET AMOUNT AT RISK. Means the death benefit on the monthly date, discounted at the fixed account minimum credited rate for one month, minus the account value on the monthly date, after the monthly deduction has been taken except for the cost of insurance.

NET PREMIUM. Means the premium paid reduced by the premium charge, which will not exceed the maximum premium charge shown on the policy schedule.

PLANNED PERIODIC PREMIUM. Means a level premium you intend to pay at a fixed interval. The planned periodic premium is shown on the policy schedule.

POLICY DATE. Means the date from which policy months, years and anniversaries are measured. The policy date will be determined by us unless you request a different policy date that we approve. If the issue date is after the policy date or we have not received the initial premium from you, you WILL NOT have life insurance coverage on the policy date.

POLICY DEBT. Means the sum of all unpaid policy loans and accrued interest on policy loans.

PRO-RATA. Means allocating a dollar amount among the investment options in proportion to the account value in those investment options.

RIGHT TO EXAMINE TRANSFER DATE. Means 13 days after the issue date, or if later, the date all requirements necessary to place the policy in force are delivered to us.

SPECIFIED AMOUNT. Means a dollar amount used to determine the death benefit of your policy. It is shown on the policy schedule. You may increase or decrease it as provided in your policy.

SUBACCOUNTS. Means the divisions within the Separate Account for which accumulation units are separately maintained. Each subaccount corresponds to a single underlying non-publicly traded portfolio. SURRENDER. Means termination of this policy at your request for its cash surrender value while the insured is alive. SURRENDER CHARGE. Means the charge subtracted from the account value on the surrender of this policy. WE, US, OUR, AMERITAS. Means Ameritas Life Insurance Corp.

WRITTEN NOTICE. Means information we have received at the address(es) shown on the first page of this policy which is written, is signed by you, and is acceptable to us.

YOU, YOUR. Means the owner as shown on the policy schedule, unless changed. The insured may or may not be the owner.

OWNERSHIP

While the insured is living, you have all rights in this policy. Your rights will be subject to any assignment and to the rights of any irrevocable beneficiary. If you die before the insured, the successor owner named in the application is the new owner. If there is no successor owner, then your estate becomes the new owner.

A change of owner may be made at any time by written notice to us. It will take effect on the date we receive written notice. Unless there are no surviving primary or contingent beneficiaries, a change of owner does not change the beneficiary.

BENEFICIARY

The beneficiary will receive the death benefit proceeds when the insured dies. The primary and any contingent beneficiaries are named in the application. If no primary beneficiary is living when the insured dies, we will pay to the contingent beneficiary. If no contingent beneficiary is living when the insured dies, we will pay you or your estate.

Unless the beneficiary designation provides otherwise, we will follow these rules:

(1) We will pay equal shares when more than one beneficiary of the same class is to share the funds.
(2)  No revocable beneficiary has rights in this policy until the insured dies.
(3)  An irrevocable beneficiary cannot be changed without his or her consent.
(4) The interest of any beneficiary is subject to the rights of any assignee shown on our records.
(5) When beneficiaries are not shown by name (such as "children"), we may find who they are from sworn statements and not wait for court records.

You may change the beneficiary at any time while the insured is living by written notice to us. We must approve any change. If approved, the change will take effect on the date the written notice was signed by you. We will not be liable for any payments we make or actions we take before the change is approved.

Unless otherwise provided, if any beneficiary dies within 30 days after the insured dies as the result of a common disaster, we will pay the death benefit proceeds as if that beneficiary died first.

DEATH BENEFIT

DEATH BENEFIT PROCEEDS. Death benefit proceeds will equal:

(1)  the death benefit at the insured's date of death; plus
(2)  any additional life insurance proceeds provided by riders; minus
(3)  any policy debt; minus
(4) any overdue monthly deductions including the monthly deduction for the month of death.

We will pay the death benefit proceeds in a lump sum as soon as we receive satisfactory proof that the insured died while this policy was in force, and other proof that we may require in order to investigate the claim. We will include interest from the insured's date of death to the payment date. The rate will not be less than required by law. Full payment of the death benefit proceeds to the beneficiary discharges us from any and all claims.

DEATH BENEFIT OPTIONS. The death benefit at any time depends on the death benefit option you select:

Option A. The death benefit is the greater of (1) the specified amount; and (2) the account value times the appropriate corridor factor shown on the policy schedule.

Option B. The death benefit is the greater of: (1) the specified amount plus the account value; and (2) the account value times the appropriate corridor factor shown on the policy schedule.

Option C. The death benefit is the greater of: (1) the specified amount plus the sum of premiums paid minus the sum of partial withdrawals taken; and (2) the account value times the appropriate corridor factor shown on the policy schedule. If the sum of partial withdrawals taken is greater than the sum of premiums paid, the death benefit may be less than the specified amount.

The policy schedule shows the specified amount and the death benefit option.

DEATH BENEFIT OPTION CHANGES. You may make certain changes to the death benefit option by written notice to us. The effective date of change will be the monthly date following our receipt of the written notice.

(1) The option may be changed from Option B to Option A, or from Option C to Option A. This will not change the specified amount, and the death benefit will be reduced to equal the specified amount.
(2) The option may be changed from Option A to Option B, or from Option C to Option B. In such case, the specified amount will be adjusted so that the net amount at risk is unchanged.

SPECIFIED AMOUNT CHANGES. On or after one year from the policy date, you may change the specified amount by written notice to us. Any change is subject to the following conditions:

(1) The amount of any increase may be no less than the minimum increase in specified amount shown on the policy schedule.

(2) Any increase of the specified amount will require evidence of insurability satisfactory to us and is subject to our underwriting limits in place at that time. Underwriting requirements do not apply to increases requested under certain riders that may be attached to the policy. We will send you a revised policy schedule showing the effective date and amount of the increase.

(3) Any increase of the specified amount will be subject to cost of insurance charges, monthly specified amount charges and surrender charges based on the insured's gender, and the issue age and rate class for the increase.

(4) The amount of any decrease may be no less than the minimum decrease in specified amount shown on the policy schedule.

(5) A decrease of the specified amount will be effective on the monthly date following written notice to us. Any reduction will be in the following order:
     (a)  against the most recent increase of the specified amount;
     (b)  against the next most recent increases;
     (c)  against the initial specified amount.

(6) Any decrease of the specified amount requested by you will not reduce the surrender charges or the monthly specified amount charges.

(7) The specified amount after any requested change must not be less than the minimum specified amount shown on the policy schedule. (8) If the change is within the minimum no-lapse period, we will update the monthly minimum no-lapse premium on the revised policy schedule.

PREMIUMS


PAYMENT OF PREMIUM. The initial premium is the amount paid on or before delivery of this policy. The planned periodic premium is shown on the policy schedule. Even if you pay planned periodic premiums, your policy could lapse if the cash surrender value is not enough to pay the monthly deductions. You may change the amount and/or frequency of the planned periodic premium. You also may make unscheduled payments.

We reserve the right to require evidence of insurability for any premium payment that increases the net amount at risk of the policy. We will not accept that portion of a premium payment which affects the tax qualifications of this policy as described in section 7702 of the Internal Revenue Code, as amended. This excess amount will be returned to you.

Premium payments may be made to the address(es) shown on the first page of this policy or to such other place as we may designate. A receipt signed by our President or Secretary will be provided upon request. In the event no further premiums are paid, coverage will continue subject to the Grace Period provision until the cash surrender value is no longer sufficient to cover the monthly deduction.

ALLOCATING PREMIUM. On the application, you provided instructions on how we should allocate your net premiums to the investment options. These instructions are called your premium allocation. You may change your premium allocation at any time. Premium allocations must be in whole percentages and total 100%.

Prior to the right to examine transfer date, we will allocate your initial net premium and any additional net premiums to a money market subaccount. On the right to examine transfer date, we will reallocate your account value according to the premium allocation you selected on the application. We will allocate net premiums paid on or after the right to examine transfer date according to the premium allocation in effect on the date we receive the premium.

INVESTMENT OPTIONS

SEPARATE ACCOUNT. The Separate Account is a separate investment account of ours. The assets of the Separate Account are our property. The account is used only to fund the variable benefits provided under this policy and any other variable life policies supported by the account. However, they are not credited with earnings or charged with liabilities arising out of any other business we may conduct. No underlying portfolio is charged with liabilities of any other underlying portfolio.

SUBACCOUNTS. The Separate Account is divided into subaccounts. Each subaccount invests in a corresponding underlying portfolio. The underlying portfolios are not publicly traded mutual funds. The account value of your policy will go up or down based on the investment performance of the subaccounts you choose.

Please read the policy prospectus for more information about the Separate Account and the underlying portfolios. You can find additional details about the underlying portfolios in the fund prospectuses.

UNIT VALUE. The unit value of each subaccount reflects the investment performance of that subaccount. The unit value of each subaccount on any business day equals the unit value of the subaccount on the previous business day multiplied by the net investment factor for the subaccount. The net investment factor for each subaccount on any business day is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a) is the net asset value per share of that fund at the end of the business day, plus the per share amount of any dividend or capital gain distributions paid by that fund since the previous business day, plus the per share amount of any taxes payable by the Separate Account;
(b) is the net asset value per share of that fund at the end of the previous business day; and
(c) is the daily risk charge, which will not exceed the maximum daily risk charge shown on the policy schedule.

Because the net investment factor may be greater than, less than, or equal to 1, unit values may increase or decrease from one business day to the next.

VALUATION OF ASSETS. We will determine the value of the assets of each subaccount at the close of trading on the New York Stock Exchange on each business day. If the New York Stock Exchange is closed (except for holidays or weekends), or trading is restricted due to an existing emergency as defined by the SEC so that we cannot value the subaccounts, we may postpone all transactions that require valuation of the subaccounts until valuation is possible. Any provision of the policy that specifies a business day will be superseded by the emergency procedure.

FEES CHARGED BY THE PORTFOLIOS. Each underlying portfolio charges fees separate and apart from this policy. These fees are not deducted from the account value. Instead, they are reflected in the net asset value of portfolio shares that, in turn, will affect the unit value of the subaccount. See the policy prospectus and series fund prospectuses for more information about these fees.

SUBSTITUTION OF PORTFOLIOS. We do not control the underlying portfolios, therefore we cannot guarantee the availability of any of the portfolios. Subject to any applicable law, we retain the right to add or change the subaccounts of the Separate Account, the right to eliminate the shares of any underlying portfolio, and the right to substitute shares of another portfolio for an eliminated portfolio. If the shares of the underlying portfolio are no longer available for investment, or if, in our judgment, investment in a portfolio would be inappropriate in view of the purposes of the Separate Account, we will first notify you and receive any necessary SEC and state approvals before making such a change. Separate Account underlying portfolios may be added or eliminated when, in our sole discretion, conditions warrant a change. If a portfolio is eliminated, we will ask you to reallocate any account value in the corresponding subaccount. If you do not reallocate this amount, we will automatically reallocate it to a money market subaccount. If you are allocating premium to the eliminated subaccount, we will ask you to change your premium allocation. If you do not, we will automatically allocate any future premium allocations to the eliminated subaccount to a money market subaccount.

FIXED ACCOUNT. Amounts allocated to the fixed account earn a fixed interest rate that we declare. This rate may change but will never be less than the fixed account minimum credited rate shown on the policy schedule.

Net premiums allocated to and transfers to the fixed account under this policy become part of our general account assets which support annuity and insurance obligations. The general account includes all of our assets, except those assets segregated in separate accounts. We have the sole discretion to invest the assets of the general account, subject to applicable law.

ACCOUNT VALUE

The account value on the issue date equals the initial net premiu minus the monthly deductions due since the policy date. Thereafter, on any business day following the issue date, the account value equals:

(1)  the total of the account value in each subaccount; plus
(2)  the account value in the fixed account; plus
(3)  the account value in the loan account; plus
(4)  any net premium received that business day, but not yet allocated.

ACCOUNT VALUE - SUBACCOUNTS. The account value in each subaccount on any business day equals:

(1) your current number of accumulation units in that subaccount; multiplied by
(2) the current unit value for that subaccount.

Your number of accumulation units in a subaccount will increase when:

(1)  net premiums are credited to it; or
(2) amounts are transferred to it from other subaccounts, the fixed account, or the loan account.

Your number of accumulation units in a subaccount will decrease when:

(I)  partial withdrawals (and any partial withdrawal fees) are taken from it;
(2)  monthly deductions are taken from it;
(3)  transfer charges are taken from it; or
(4) amounts are transferred out of it into other subaccounts, the fixed account, or the loan account.

When transactions are made, the actual dollar amounts are converted to accumulation units. The number of accumulation units for a transaction are found by dividing the dollar amount of the transaction by the current unit value on the business day for that transaction. Each transaction above will increase or decrease your accumulation units.

ACCOUNT VALUE - FIXED ACCOUNT. The account value in the fixed account equals:

(1)  net premiums credited to it; plus
(2)  amounts transferred to it from the subaccounts or the loan account; plus
(3)  interest credited to it; minus
(4)  partial withdrawals (and any partial withdrawal fees) taken from it; minus
(5)  monthly deductions taken from it; minus
(6)  transfer charges taken from it; minus
(7)  amounts transferred from it into the subaccounts or the loan account.

ACCOUNT VALUE - LOAN ACCOUNT. The account value in the loan account equals:

(1)  amounts transferred to it from the investment options; plus
(2)  interest credited to it; minus
(3)  amounts transferred from it into the investment options.

            TRANSFERS

You may transfer amounts between investment options at any time during the policy year. A transfer charge may apply as shown on the policy schedule. The transfer will take effect at the end of the business day during which the transfer request is received in our home office.

We reserve the right to limit or prohibit transfers that, in the judgment of the managers of the underlying portfolios, are excessive and will have a detrimental effect on portfolio management for the benefit of all owners.

SUBACCOUNT TRANSFER. The minimum amount that can be transferred out of a subaccount is shown on the policy schedule. If the remaining account value in the subaccount would be less than the minimum subaccount balance shown on the policy schedule, we will include that account value in the amount transferred.

If the account value in any subaccount falls below the minimum subaccount balance, we may transfer that account value, without charge, to a money market subaccount.

Subaccount transfers may be subject to additional restrictions by the portfolio advisor.

FIXED ACCOUNT TRANSFER. You may make one transfer per policy year out of the fixed account to any of the subaccounts. The maximum transfer amount out of the fixed account is equal to the greatest of:

(1)  25% of the account value in the fixed account;
(2) the amount of any fixed account transfer that occurred during the prior 13 months; and,
(3)  $1,000.


POLICY FACTORS

MONTHLY DEDUCTION. On each monthly date, we will deduct an amount from your account value to pay us for providing the benefits of the policy. This amount is called the monthly deduction.

The monthly deduction equals:

(1)  the cost of insurance; plus
(2)  the monthly administrative charge; plus
(3)  the monthly specified amount charge; plus
(4)  the cost for any policy riders.

The monthly deduction is due on each monthly date, beginning on the policy date.

COST OF INSURANCE. The cost of insurance for a policy month is the cost of insurance rate times the net amount at risk divided by $1,000. The maximum cost of insurance rates are determined by the insured's gender, attained age, and rate class, as shown on the policy schedule. The maximum cost of insurance rates for any increase in specified amount are determined by the insured's gender, attained age and rate class for the increase.

For purposes of determining the cost of insurance, account value is allocated first to the initial specified amount, then to subsequent increases in specified amount in the order those increases occurred.

SPECIFIED AMOUNT CHARGE. The maximum monthly specified amount charge is shown on the policy schedule. Any increase in the specified amount will result in an additional monthly specified amount charge.

POLICY COST FACTORS. We may change the interest rate credited to the fixed account, subject to the fixed account minimum credited rate shown on the policy schedule. We may change the cost of insurance rates, monthly administrative charges, monthly specified amount charges, premium charge, and risk charge, subject to the maximum rates and charges shown on the policy schedule. We will determine actual rates and charges based on our future expectations of such factors as mortality, expenses, interest, persistency and taxes. Any changes will be determined according to the procedures and standards on file with your State Insurance Department. Any change we make will be on a uniform basis for insureds of the same issue age, gender, rate class, specified amount, and the length of time coverages have been in force.

ACCESSING POLICY VALUES

Loans, partial withdrawals and cash surrenders may be subject to income tax and penalty tax.

LOANS. You may obtain a loan from the cash surrender value of this policy. This policy will be assigned to us as security for any loan. We may defer making a loan from the fixed account for up to six (6) months except to pay premiums on any policy in force with us. We may require you to sign a loan agreement. The maximum available loan amount is:

(1)  the cash surrender value; minus
(2)  loan interest up to the next annual date; minus (
(3)  the sum of the next three monthly deductions.

After five (5) policy years, a portion of the policy debt may qualify for the preferred loan interest rate. The portion eligible for the preferred loan interest rate is:

(1)  the account value; plus
(2)  the sum of partial withdrawals taken; minus
(3)  the sum of premiums paid.

The maximum loan interest rate and the maximum preferred loan interest rate are shown on the policy schedule. We have the option of charging less. Interest accrues daily and becomes a part of the policy debt. Interest payments are due on each annual date. If interest is not paid when due, it will be added to the policy debt and will bear interest at the rate charged on the loan.

When a policy loan is made, or when interest is not paid when due, an amount sufficient to secure the policy debt is transferred out of the investment options and into the loan account. You may tell us how to allocate the loan amount among the investment options, provided that the remaining account value in each subaccount is not less than the minimum subaccount balance shown on the policy schedule. If you do not, we will deduct it pro-rata. We will credit interest to the loan account at the rate shown on the policy schedule.

You may repay policy debt in full or in part at any time. You must instruct us to treat your payment as a loan repayment; otherwise, we will treat any unspecified payment as premium. Loan repayments will not incur a premium charge. We will transfer the amount of any loan repayment from the loan account to the investment options according to your current premium allocation percentages.

PARTIAL WITHDRAWAL. You may take a partial withdrawal of cash from the cash surrender value by written notice to us. We may deduct a partial withdrawal fee, which will not exceed the maximum partial withdrawal fee shown on the policy schedule. The minimum partial withdrawal amount is shown on the policy schedule. The maximum partial withdrawal amount is:

(1)  the cash surrender value; minus
(2)  the sum of the next three monthly deductions.

Partial withdrawals result in cancellation of accumulation units from each applicable subaccount. You may tell us how to allocate the partial withdrawal among the investment options, provided that the remaining account value in each subaccount is not less than the minimum subaccount balance shown on the policy schedule. If you do not, we will deduct it pro-rata.

If Death Benefit Option A is in effect, the specified amount will be reduced by the partial withdrawal amount plus any fee.

CASH SURRENDER. You may surrender this policy for the cash surrender value by written notice to us. You may not reinstate this policy once you surrender it.


KEEPING THE POLICY IN FORCE


GRACE PERIOD. On any monthly date when the cash surrender value is less than the monthly deduction for the next policy month, you will have a 61-day grace period to make a premium payment to continue this policy. The minimum premium to continue this policy will be no more than an amount which results in a cash surrender value on the date the grace period begins equal to the current monthly deduction plus the next two monthly deductions. We will mail notice of this minimum premium to your last known address and to any assignee of record at the start of the 61-day grace period, at least 30 days and no more than 60 days prior to the end of the grace period.

Insurance coverage under this policy and any benefits provided by any rider(s) will be continued through the grace period. If the insured dies during the grace period, we will pay the death benefit proceeds. If the premium is not paid within the grace period, all insurance stops and this policy terminates with no cash surrender value. Even if you pay planned periodic premiums, your policy could lapse if the cash surrender value is not enough to pay the monthly deductions.

MINIMUM NO-LAPSE PERIOD. During the minimum no-lapse period, we guarantee this policy will remain in force and the grace period will not begin if the sum of the premiums paid to date, minus the sum of partial withdrawals taken and policy debt, equals or exceeds the sum of the monthly minimum no-lapse premiums from the policy date to the most recent monthly date. The minimum no-lapse premium and the minimum no-lapse period are shown on the policy schedule.

REINSTATEMENT. Within five years after your policy terminates, you may put this policy back in force by written notice to us if:

(1)  the insured provides us with evidence of insurability;
(2) the attained age of the insured on the date of reinstatement does not exceed the maximum attained age for reinstatement as shown on the policy schedule;
(3)  the insured is alive on the date of reinstatement; and
(4)  this policy has not been surrendered for its cash surrender value.

The minimum premium you must pay to reinstate your policy is (a + b + c - d) divided by (e) where:

(a) is the sum of all due and unpaid monthly deductions during the grace period;
(b) is the sum of monthly deductions for three months from the date of reinstatement;
(c)  is the surrender charge on the date of reinstatement;
(d)  is the account value at the beginning of the grace period; and
(e)  is one minus the premium charge.

The account value on the date of reinstatement will equal:

(1)  the net premium paid to reinstate this policy; plus
(2)  the account value at the beginning of the grace period; minus
(3)  the sum of the due and unpaid monthly deductions during the grace period.

You must repay or reinstate any policy debt that existed at the beginning of the grace period. Surrender charges will be based on the original policy date and the dates of any increases in specified amount as if this policy had never terminated.

GENERAL PROVISIONS


ENTIRE CONTRACT. This policy is a legal contract that you have entered into with us. The entire contract consists of:

(1)  this policy;
(2)  any riders;
(3)  any endorsements;
(4) the attached copy of the application, and any amendments or supplemental applications; and
(5)  the applicable policy schedule(s).

Any change in the contract must be written and signed by our President, or a Vice President, or the Secretary, or the Assistant Secretary. No one else is authorized to bind us.

Statements made in the application for issuance or reinstatement, in the absence of fraud, are representations and not warranties. No such statements will be used in defense of a claim under this policy unless contained in a written application and unless a copy of such statement is part of this policy.

NONPARTICIPATING POLICY. This policy is nonparticipating. No dividends will be paid under this policy.

RELIANCE. We have issued this policy based on the answers in the application and supplemental applications. We have assumed all such answers to be true and complete. If any are not, we may, subject to the Incontestability provision, have the right to void this policy and send back all premiums paid, minus policy debt and any partial withdrawals.

INCONTESTABILITY. We will not contest this policy, in the absence of fraud, after it has been in force while the insured is alive for two years from the issue date, nor will we contest any increased benefits later than two years after the effective date for such increased benefits. If you did not request the increase or if evidence of insurability was not required, we will not contest the increase. As used herein, increased benefits shall include any favorable policy changes requested by you. If this policy is reinstated, the incontestable period will start over again beginning on the reinstatement date, but only for statements made in the application for reinstatement. Riders to this policy may have separate incontestability provisions.

SUICIDE. For the first two full years from the issue date, we will not pay the death benefit if the insured commits suicide (while sane or insane). We will terminate this policy and give back the premiums paid, minus policy debt and any partial withdrawals. If the insured commits suicide (while sane or insane) within two years after the effective date of any increase in specified amount, our liability for such increase is limited to the monthly deductions for the increase. Riders to this policy may have separate suicide provisions.

POLICY CHANGES. You may request to change your specified amount, death benefit option or riders by sending us a written notice. Whenever one of these changes is made, we will send you a revised policy schedule that will show the updated coverage and any new charges.

ANNUAL REPORT. At least once a year we will send you an annual report showing the current account value, cash surrender value, subaccount earnings or losses, fixed account interest credits, premiums paid, partial withdrawals, loan activity, and cost of insurance charges since the prior report. Any other information required by your State Insurance Department will also be included in the annual report.

ILLUSTRATIVE REPORT. You may request a projection of illustrative future benefits and values at any time. We may make a reasonable charge to provide this information.

DELAY OF PAYMENTS. We usually will pay any policy loan, partial withdrawal, cash surrender, or death benefit proceeds from the subaccounts within seven (7) calendar days after we receive written notice. We can delay such payments or any transfers of amounts between subaccounts or into the fixed account if:

(1) The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the SEC; or,
(2)  The SEC by order permits the postponement for the protection of owners; or,
(3) An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the net assets of the subaccounts.

We may defer the payment of a policy loan, partial withdrawal, or cash surrender from the fixed account for up to six (6) months from the date we receive your written notice. We may delay the payment of any death benefit proceeds, other than the portion payable from the subaccounts, for up to two months after we receive satisfactory proof of death.

TIME PERIOD FOR SPECIAL TRANSFER. At any time within 24 months of the policy date, you may request a transfer of the entire account value in the subaccounts to the fixed account without incurring a transfer charge.

TERMINATION. This policy will terminate and all insurance will stop:

(1)  on the date we receive your written notice; or
(2)  when a required premium is not received before the end of the grace period;
     or
(3)  whe n the insured dies.

CONFORMITY WITH LAWS. This policy is subject to the laws of the state where the application is signed.

MISSTATEMENT OF AGE OR GENDER. If the insured's age or gender has been misstated on the application, an adjustment will be made to reflect the correct age and gender as follows:

(1) If the misstatement is discovered at death, the death benefit amount will be adjusted based on what the cost of insurance rate as of the most recent monthly date would have purchased at the insured's correct age and gender.
(2) If the misstatement is discovered prior to death, the cash surrender value will be adjusted to reflect the expense charges, surrender charges, and cost of insurance rates based on the insured's correct age and gender from the policy date.

ASSIGNMENT. You may assign this policy by giving written notice. We will not be responsible for the validity of an assignment. We will not be liable for any payments we make or actions we take before we receive written notice of an assignment. An assignment is subject to any policy debt.